Final Term Sheet Medium-Term Notes, Series M – Floating Rate June 5, 2012	Filed Pursuant to Rule 433 Registration No. 333-163273

PACCAR Financial Corp.

Medium-Term Notes, Series M – Floating Rate

CUSIP # 69371RK70

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐		Barclays Capital Inc.
☒		Citigroup Global Markets Inc.
☐		BNP Paribas Securities Corp.
☐		Mitsubishi UFJ Securities (USA), Inc.
☐		Goldman, Sachs & Co.
☐		J.P. Morgan Securities LLC
☒	Other:	RBC Capital Markets, LLC
Wells Fargo Securities, LLC ANZ Securities, Inc. Santander Investment Securities Inc.
acting as ☒ principal ☐ agent

at: ☐	varying prices related to prevailing market prices at the time of resale

☒	a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: June 8, 2012 (T+3)

Agent’s Discount or Commission: 0.150%	Final Maturity Date: June 5, 2014

Net Proceeds to Company: $249,625,000

Interest Payment Date(s): March 5, June 5, September 5 and December 5 commencing September 5, 2012

Record Dates: February 19, May 22, August 22 and November 21 preceding the applicable Interest Payment Date

Calculation Agent:

Interest Rate Calculation:
☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note
☐ Inverse Floating Rate Note	Fixed Rate Commencement Date:
Fixed Interest Rate:	Fixed Interest Rate:
☐ Other Floating Rate Note (see attached)

Initial Interest Reset Date: June 8, 2012

Interest Reset Date(s): March 5, June 5, September 5 and December 5.

Interest Rate Basis:

☐	CD Rate

☐	Commercial Paper Rate

☐	CMT Rate

☐	Reuters Page FRBCMT

☐	Reuters Page FEDCMT

If Reuters Page FEDCMT:

☐	Weekly Average

☐	Monthly Average
☐	Federal Funds Rate

☒	LIBOR

Designated LIBOR Page:

☒	Reuters Page LIBOR 01

☐	Reuters Page LIBOR 02

Designated LIBOR Currency:

☐	Prime Rate

☐	Treasury Rate

☐	Other (see attached)

Index Maturity: 3 month LIBOR

Spread (+/-): +0.250%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐	30/360 for the period from to
☒	Actual/360 for the period from June 8, 2012 to June 5, 2014
☐	Actual/Actual for the period from to

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:         %

Annual Redemption Percentage Reduction:         % until Redemption Percentage is 100% of the Principal Amount.

☐	The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid at the option of the holder prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                                        (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:         %

Form:         ☒ Book-Entry        ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Citigroup Global Markets Inc.	Bookrunner	$70,000,000.00
RBC Capital Markets, LLC	Bookrunner	$70,000,000.00
Wells Fargo Securities, LLC	Bookrunner	$70,000,000.00
ANZ Securities, Inc.	Co-Manager	$20,000,000.00
Santander Investment Securities Inc.	Co-Manager	$20,000,000.00
Total		$250,000,000.00

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, Citigroup Global Markets Inc. or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407.